Exhibit 4.9.1

NOVATION AGREEMENT

THIS NOVATION AGREEMENT (the “Agreement”) is entered into as of [●], 2020, by and among HL Acquisitions Corp., a British Virgin Islands company (“HL”), Fusion Fuel Green PLC, a public limited company incorporated in Ireland (“Parent”), and Continental Stock Transfer & Trust Company, a New York corporation, with offices at 1 State Street Plaza, New York, New York 10004 (“Warrant Agent”).

WHEREAS, HL and the Warrant Agent have previously entered into a warrant agreement, dated as of June 27, 2018 (the “Warrant Agreement”) governing the terms of HL’s outstanding warrants to purchase ordinary shares of HL (the “HL Warrants”);

WHEREAS, HL entered into a Business Combination Agreement, dated as of June 6, 2020 (as amended and restated on August 25, 2020, and as may be further amended from time to time, the “Business Combination Agreement”), with Parent, Fusion Fuel Atlantic Limited, a British Virgin Islands business company and wholly owned subsidiary of Parent (“Merger Sub”), Fusion Welcome – Fuel, S.A., a public limited company domiciled in Portugal, sociedade anónima (“Fusion Fuel”), and the shareholders of Fusion Fuel (“Fusion Fuel Shareholders”), pursuant to which, among other things, upon the closing of the transactions contemplated by the Business Combination Agreement (“Closing”), (i) Merger Sub will merge with and into HL (the “Merger”) with HL being the surviving entity of the Merger and becoming a wholly-owned subsidiary of Parent, followed immediately by (ii) the acquisition by Parent of all of the issued and outstanding shares of Fusion Fuel (the “Share Exchange”, and together with the Merger, the “Transactions”);

WHEREAS, effective upon the consummation of the Merger, (i) each HL ordinary share outstanding on the closing date will be converted into one Class A ordinary share of Parent (“Parent Class A Ordinary Shares”), except that holders of HL ordinary shares sold in HL’s initial public offering will be entitled to elect instead to receive a pro rata portion of HL’s trust account, as provided in HL’s amended and restated memorandum and articles of association (“M&A”), and except for an aggregate of 125,000 ordinary shares of HL held by certain initial holders which will be forfeited and cancelled upon the consummation of the Merger, (ii) each outstanding unit purchase option of HL will be terminated, forfeited and cancelled in consideration for the issuance of an aggregate of 50,000 Parent Class A Ordinary Shares, (iii) each outstanding right of HL will be adjusted for one-tenth of one ordinary share of HL immediately prior to the effective time of the Merger, and each such ordinary share of HL will be converted into one Parent Class A Ordinary Share, (iv) each outstanding warrant issued by HL as part of the units in HL’s initial public offering (“IPO Warrants”) will remain outstanding and, in accordance with Section 4.5 of the Warrant Agreement, will be automatically adjusted to entitle the holder to subscribe for one Parent Class A Ordinary Share at a price of $11.50 per share, subject to adjustment as set forth herein, (v) each outstanding warrant issued by HL in a private placement (“Placement Warrants”) will remain outstanding and, in accordance with Section 4.5 of the Warrant Agreement, will be automatically adjusted to entitle the holder to purchase one Parent Class A Ordinary Share at a price of $11.50 per share, subject to adjustment as set forth herein, and (vi) certain convertible notes of HL may be converted into warrants of HL (“Working Capital Warrants”), and upon the Closing each Working Capital Warrant will remain outstanding and, in accordance with Section 4.5 of the Warrant Agreement, will be automatically adjusted to entitle the holder to subscribe for one Parent Class A Ordinary Share at a price of $11.50 per share, subject to adjustment as set forth herein;

WHEREAS, upon consummation of the Share Exchange, (i) the Fusion Fuel Shareholders will be issued a total of 2,125,000 Class B ordinary shares of Parent and 2,125,000 warrants of Parent (the “Fusion Fuel Warrants”), with each Fusion Fuel Warrant entitling the holder to subscribe for one Parent Class A Ordinary Share at a price of $11.50 per share, subject to adjustment as set forth in the Warrant Agreement, and (ii) the Fusion Fuel Shareholders holding Class A Shares of Fusion Fuel will have the right, upon the achievement of certain milestones as set forth in the Business Combination Agreement, to receive their pro rata portion of up to an aggregate of 1,137,000 Parent Class A Ordinary Shares and 1,137,000 warrants of Parent (the “Contingent Consideration Warrants” together with the IPO Warrants , Placement Warrants, Working Capital Warrants, and Fusion Fuel Warrants, collectively, the “Warrants”), with each Contingent Consideration Warrant entitling the holder to subscribe for one Parent Class A Ordinary Share at a price of $11.50 per share, subject to adjustment as set forth in the Warrant Agreement;

WHEREAS, in connection with the foregoing, HL, the Parent, and the Warrant Agent wish that the Parent shall assume by way of novation all of the liabilities, duties, and obligations of HL under and in respect of the Warrant Agreement, and that HL and the Warrant Agent shall be released from all obligations to each other under the Warrant Agreement;

WHEREAS, the Warrant Agent consents to the novation of the Warrant Agreement from HL to Parent and wishes to release HL from its obligations under and in respect of the Warrant Agreement;

NOW, THEREFORE, for good and valuable consideration, receipt of which is hereby acknowledged, the parties hereby agree as follows:

1. Novation. In accordance with Section 9.1 of the Warrant Agreement:

(a) Parent shall be substituted for HL in the Warrant Agreement and shall become obligated to perform all of the duties, obligations and liabilities of HL under and in respect of the Warrant Agreement. Parent undertakes full performance of the Warrant Agreement in the place of HL and hereby agrees to faithfully and fully perform the Warrant Agreement as if Parent had been the original party thereto.

(b) The Warrant Agent and HL shall be irrevocably and unconditionally released from their obligations to each other under and in respect of the Warrant Agreement and their respective rights against each other under and in respect of the Warrant Agreement shall be cancelled.

(c) The Warrant Agent shall owe to the Parent all the rights that were, immediately prior to the novation, owed to HL under and in respect of the Warrant Agreement.

(d) The Warrant Agent shall perform and discharge all obligations under and in respect of the Warrant Agreement and be bound by its terms in every way as if the Parent had been the original party thereto in place of HL.

2. Amendment and Restatement of Warrant Agreement. At the Closing, pursuant to Section 9.8 of the Warrant Agreement, Parent and the Warrant Agent shall enter into an amended and restated Warrant Agreement to reflect the novation hereunder and to add the Fusion Fuel Warrants and Contingent Consideration Warrants as “Warrants” under the Warrant Agreement.

3. Release of HL from Liabilities. In consideration of this novation, HL shall be released and discharged of all obligations to perform under the Warrant Agreement as of the date hereof, and shall be fully relieved of all liability to Parent or the Warrant Agent arising out of the Warrant Agreement.

4. Replacement Instruments. From and after the Closing, upon request by any holder of a Warrant, Parent shall issue a new certificate for such Warrant reflecting the adjustment to the terms and conditions described herein.

5. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, as such laws are applied to contracts entered into and performed in such State without resort to that State’s conflict-of-laws rules.

6. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. Execution and delivery of this Agreement by email or exchange of facsimile copies bearing the facsimile signature of a party hereto shall constitute a valid and binding execution and delivery of this Agreement by such party.

7. Successors and Assigns. All the covenants and provisions of this Agreement shall bind and inure to the benefit of each party’s respective successors and assigns.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have signed this Agreement as of the date and year first written above.

HL ACQUISITIONS CORP.

By:
	Name:	Jeffrey E. Schwarz
	Title:	Chief Executive Officer

FUSION FUEL GREEN PLC

By:
Name:
Title:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By:
Name:
Title:

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